PROMISSORY NOTE

$25,000.00

Vancouver, BC
September 30, 2002

FOR VALUE RECEIVED, the undersigned, Royce Biomedical Inc., a Nevada corporation (the "Corporation"), agrees and promises to pay to Xili USA Inc. (the "Holder") on January 1, 2005, the principal amount of Twenty-Five Thousand Dollars (US$25,000.00), non-interest bearing, in legal tender of the United States of America, in immediately available funds, as follows:

(a) The unpaid principal amount from time to time outstanding shall be non-interest bearing.

(b) Interest begins to accrue from January 1, 2005 at the rate of 24% per annum.

(c) Should the Corporation default on the payment of interest for two (2) consecutive months the Note shall be deemed to be in default and all principal and accrued interest shall be due and payable on the date of default.

(d) Interest payments shall be payable monthly on the last business day of every month. For purposes of this Agreement, "Business Day" shall mean any day on which commercial banks are open to do business in Vancouver, BC.

(e) The Corporation may at its option from time to time after September 30, 2002, prepay this Note in whole or in part on not less than 30 days written notice delivered to the Holder.

1. <u>Place and Manner of Payment.</u> All sums due under this Note are payable not later than 12:30 P.M., Pacific Standard Time, in legal tender of the United States of America current on the dates such sums or payments are respectively due, in immediately available funds, without offset or setoff. All payments in excess of US$5,000 shall be made at the option of the Holder by wire transfer to a bank account designated in writing to the Corporation by the Holder not less than five days prior to the time such payment is due and, if no such designation has been made by the Holder, by check mailed by certified or registered mail to the address of the Holder designated in accordance with Section 6(a). Any remittances by check shall be made on the second day prior to the time such payment is due subject to the condition that such check may be handled for collection in accordance with the practice of the collecting bank or banks, and any receipt shall be void unless the amount due is actually received by the Holder.

2. Events of Default; Consequences. In the event of the occurrence of an Event of Default (as defined) the Holder may, declare the entire unpaid principal balance of this Note, together with interest accrued, immediately due and payable at the place of payment, without presentment, protest, notice or demand, all of which are expressly waived. The term "Event of Default" shall mean:

(a) the failure to pay any installment of principal or interest due under this Note within ten days after the day on which any such payment is due;

(b) the Corporation shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail to generally pay its debts as they become due; an order, judgment or decree shall be entered for relief in respect of or adjudicating the Corporation or any of its subsidiaries bankrupt or insolvent; the Corporation or any of its subsidiaries shall petition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of the Corporation or any subsidiary or of any substantial part of any of their respective assets; the Corporation or any of its subsidiaries shall commence any proceeding relating to the Corporation or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against the Corporation or any of its subsidiaries and such petition, application or proceeding is not dismissed within 60 days;

(c) Any representation or warranty made by the Corporation herein or in the Note Purchase Agreement is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Corporation to the holder is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

3. No Setoff, Etc. The obligations of the Corporation to pay the principal balance and interest due to the Holder shall be absolute and unconditional and the Corporation shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, setoff, or counterclaim which the Corporation may have or assert against the Holder or any other person.

4. Waiver of Presentment, Etc. The Corporation waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

5. Costs of Collection. The Corporation shall pay all costs and expenses of collection incurred by the Holder, including reasonable attorneys' fees.

6. Notices

(a) Any notice pursuant to this Note to be given or made by the Holder to or upon the Corporation shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Corporation to the Holder) as follows:

Royce Biomedical, Inc.
1100-1200 West 73rd Avenue
Vancouver, BC V6P 6G5
Attention: Chief Executive Officer

(b) Any notice pursuant to this Note to be given or made by the Corporation to or upon the Holder shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Holder to the Corporation) to the address of the Holder set forth above.

7. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Nevada.

8. Modification and Waiver. No modification or waiver of any provision of this Note, nor any departure by the Corporation therefrom, shall in any event be effective unless the same shall be in writing signed by the Holder and then such modification or waiver shall be effective only in the specific instance for the specific purpose given.

9. Assignment. This Note may be assigned or sold without the consent of the Corporation at anytime by the Holder.

By: ______________________
President and Chief
Executive Officer